1st Quarter 2017 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

8	Consolidated Statements of Operations

9	Consolidated Balance Sheets

10	Explanation of Revisions to Financial Information in Supplemental Schedules

13	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

14	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

16	Schedule 3 – Property Net Operating Income Information

18	Schedule 4 – Apartment Unit Summary

19	Schedule 5 – Capitalization and Financial Metrics

21	Schedule 6 – Same Store Operating Results

24	Schedule 7 – Real Estate Portfolio Data by Market

26	Schedule 8 – Disposition and Acquisition Activity

27	Schedule 9 – Real Estate Capital Additions Information

28	Schedule 10 – Redevelopment and Development Portfolio

32	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports First Quarter Results
Denver, Colorado, April 27, 2017 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today first quarter 2017 results.
Chairman and Chief Executive Officer Terry Considine comments: “Aimco had a solid first quarter and we are on track to meet our 2017 plan. Operating results were on target with strong renewal lease rates and lower costs offsetting somewhat softer than expected new lease rates in Denver and at Aimco’s higher price point communities in Los Angeles. Average monthly revenue per apartment home was nearly $2,000, up 7% compared to first quarter 2016. Redevelopment activities are on plan and we have completed the lease-up of our One Canal community in Boston. The Aimco balance sheet remains strong with abundant liquidity and limited exposure to capital markets. For the fifth consecutive year, Aimco was recognized by The Denver Post as one of Colorado’s Top Workplaces.”

Chief Financial Officer Paul Beldin adds: “First quarter AFFO of $0.51 per share was $0.01 per share ahead of the midpoint of our guidance range. Our full year 2017 guidance is unchanged and we are projecting second quarter AFFO to be in a range from $0.46 to $0.50 per share. Additionally, we have revised the presentation of our Supplemental Schedules to help readers better understand the distinction between our Real Estate portfolio and our Asset Management business, more easily calculate certain Aimco proportionate results, and to include information that will help users calculate the value of communities we classify as Redevelopment and Development.”

Financial Results: First Quarter FFO Up 2%; AFFO Flat

	FIRST QUARTER
(all items per common share - diluted)	2017	2016	Variance
Net income	$0.07	$0.15	(53)%
Funds From Operations (FFO)/ Pro forma Funds From Operations (Pro forma FFO)	$0.58	$0.57	2%
Deduct Aimco share of Capital Replacements	$(0.07)	$(0.06)	17%
Adjusted Funds From Operations (AFFO)	$0.51	$0.51	—%
Net Income (per diluted common share) - Year-over-year, first quarter net income decreased primarily due to lower gains on the sale of apartment communities and higher depreciation from developments and redevelopments placed into service during 2016 and from Aimco’s 2016 acquisition of Indigo.
Pro forma FFO (per diluted common share) - Year-over-year, first quarter Pro forma FFO increased 2% as a result of Same Store Property Net Operating Income growth and increased contribution from development, redevelopment and acquisition communities, partially offset by the loss of income from apartment communities sold in 2016.
Adjusted Funds from Operations (per diluted common share) - The increase in Pro forma FFO was partially offset by an increase in capital replacements primarily due to the timing of spending in 2016, resulting in no change in AFFO per share as compared to 2016.

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Operating Results: First Quarter Same Store NOI Up 3.7%

	FIRST QUARTER
	Year-over-Year			Sequential
	2017	2016	Variance	4th Qtr.	Variance
Average Rent Per Apartment Home	$1,705	$1,639	4.0%	$1,699	0.4%
Other Income Per Apartment Home	172	171	0.6%	167	3.0%
Average Revenue Per Apartment Home	$1,877	$1,810	3.7%	$1,866	0.6%
Average Daily Occupancy	95.8%	96.1%	(0.3)%	96.0%	(0.2)%

$ in Millions
Revenue	$161.2	$155.9	3.4%	$160.6	0.4%
Expenses	48.4	47.1	2.7%	44.8	8.1%
NOI	$112.8	$108.8	3.7%	$115.8	(2.6)%
Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates for Aimco’s first quarter 2017 Same Store portfolio.

2017	Jan	Feb	Mar	1st Qtr.
Renewal rent increases	5.1%	5.5%	4.9%	5.1%
New lease rent increases	(0.3)%	(1.6)%	(1.0)%	(1.0)%
Weighted average rent increases	2.3%	1.7%	1.7%	1.9%
During first quarter, the pace of Aimco’s rent growth slowed in some locations due to competitive new supply. Aimco’s diversification by both geography and price point mitigates, but does not eliminate, competition from new supply. Recent data shows that approximately one third of Aimco’s portfolio, represented by “A” price point apartment communities, is located in submarkets with more than 2% supply growth projected over the next year.
Redevelopment: Progressing as Planned
During first quarter, Aimco invested $41 million in redevelopment and development, $18 million of which related to the ongoing redevelopment of Park Towne Place and The Sterling, mixed-use residential communities located in Center City, Philadelphia. Aimco is redeveloping the four towers at Park Towne Place, one at a time, and by March 31, 2017, had completed the lease-up of the South Tower and had leased 82% of the homes in the East Tower. Rental rates are consistent with underwriting. Redevelopment of the North Tower is underway and on schedule. During first quarter, Aimco began pre-leasing apartment homes in this third tower and expects initial occupancies during the second quarter.
Aimco completed redevelopment of the 534 apartment homes at The Sterling during first quarter. At March 31, 2017, 86% of the homes were leased. Aimco expects to complete the redevelopment of non-residential areas in second quarter. Results of the redevelopment are consistent with underwriting.
During first quarter, Aimco commenced a phased redevelopment of Calhoun Beach Club, a mixed-use residential community located in Minneapolis. The redevelopment, in which we anticipate investing $28.7 million over the next few years, includes the planned redevelopment of 275 apartment homes as well as common areas.

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Lease-Up Communities: One Canal 97% Leased
At One Canal in Boston, 97% of the apartment homes were leased at March 31, 2017, at rental rates consistent with underwriting. Leasing remains well ahead of schedule at Indigo in Redwood City, California, where 86% of the apartment homes were leased at March 31, 2017.
Portfolio Management: Revenue Per Apartment Home Up 7% to $1,996
Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is also diversified across the largest markets in the U.S. Please refer to the Glossary for a description of Aimco Portfolio Quality Ratings.
As part of its portfolio strategy, Aimco seeks to sell each year up to 10% of the apartment communities in its portfolio and to reinvest the proceeds from such sales in prospects with higher projected free cash flow returns than expected from the communities sold, such as property upgrades, redevelopment of communities in its current portfolio, occasional development of new communities, and selective acquisitions of apartment communities. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality and expected growth rate of its portfolio.

	FIRST QUARTER
	2017	2016	Variance
Apartment Communities	141	146	(5)
Apartment Homes	39,173	41,615	(2,442)
Revenue per Apartment Home	$1,996	$1,860	7%
Portfolio Average Rents as a Percentage of Local Market Average Rents	112%	112%	—%
Percentage A (1Q 2017 Revenue per Apartment Home $2,601)	51%	48%	3%
Percentage B (1Q 2017 Revenue per Apartment Home $1,741)	35%	35%	—%
Percentage C+ (1Q 2017 Revenue per Apartment Home $1,676)	14%	17%	(3)%
NOI Margin	68%	68%	—%
Free Cash Flow Margin	63%	62%	1%
Quarter-End Real Estate Portfolio - Aimco’s Real Estate portfolio average monthly revenue per apartment home was $1,996 for first quarter 2017, a 7% increase compared to first quarter 2016. Year-over-year growth in Same Store average rent and other income per apartment home of 4.0% and 0.6%, respectively, resulted in monthly revenue per apartment home growth of 3.7%. The sale of apartment communities in 2016 with average monthly revenues per apartment home substantially lower than those of the retained portfolio and reinvestment of the sales proceeds through redevelopment, development and acquisition of apartment communities with higher rents and better free cash flow return prospects also contributed to the growth in average revenue per apartment home.

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Balance Sheet and Liquidity
Components of Aimco Leverage
Aimco leverage includes the Aimco share of long-term, non-recourse property debt encumbering apartment communities in the Real Estate portfolio, outstanding borrowings on the Aimco revolving credit facility, and outstanding preferred equity.
In the calculation of its leverage, Aimco excludes non-recourse property debt obligations of consolidated partnerships served by its Asset Management business (described further on page 10). Through the Asset Management business, Aimco is a service provider to various partnerships owning real estate where Aimco is compensated by fees paid from the operation and liquidation of the partnerships. The non-recourse property debt obligations of the partnerships are not Aimco’s obligations and have limited effect on the amount of fees and other payments Aimco expects to receive. Please refer to Supplemental Schedule 5(a) for the presentation of Aimco leverage and a reconciliation of Aimco proportionate leverage to Aimco’s consolidated leverage.

	AS OF MARCH 31, 2017
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt*	$3,537	92%	7.4
Outstanding borrowings on revolving credit facility	70	2%	4.8
Preferred Equity**	227	6%	40.0
Total leverage	$3,834	100%	9.2

*	The partnerships for whom Aimco provides asset management and other services own real estate encumbered by $235 million in non-recourse property debt, which is not considered Aimco’s leverage.

**
Aimco’s Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity on its Preferred Equity.

Non-recourse Property Debt - During the first quarter, Aimco closed two fixed-rate, non-recourse, amortizing, property loans totaling $65 million with 10-year terms and a weighted average interest rate of 3.71%, representing a weighted average spread of 134 basis points over the corresponding Treasury rate at the time of pricing.
Leverage Ratios
Aimco target leverage ratios are Debt and Preferred Equity to EBITDA below 7.0x and EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco also focuses on the ratios of Debt to EBITDA and EBITDA to Adjusted Interest Expense. Please see the Glossary for definitions of these metrics and, where appropriate, reconciliations to GAAP.

TRAILING-TWELVE MONTHS ENDED MARCH 31,
	2017	2016
Debt to EBITDA	6.3x	6.2x
Debt and Preferred Equity to EBITDA	6.7x	6.7x
EBITDA to Adjusted Interest Expense	3.4x	3.4x
EBITDA to Adjusted Interest Expense and Preferred Dividends	3.1x	3.0x

Aimco’s leverage excludes non-recourse property debt obligations of consolidated partnerships for whom Aimco provides asset management and other services as explained above. Were Aimco to include these non-recourse debt obligations in its leverage, Aimco’s Debt to EBITDA ratios would have been 6.5x and 6.4x and Aimco’s Debt and Preferred Equity to EBITDA ratios would have been 6.9x and 6.8x for the trailing twelve month periods

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ended March 31, 2017 and 2016, respectively. Similarly, were Aimco to include in its Adjusted Interest Expense, the amounts of interest on such non-recourse debt, Aimco’s EBITDA to Adjusted Interest Expense ratios would have been 3.2x and Aimco’s EBITDA to Adjusted Interest Expense and Preferred Dividends would have been 2.9x for the trailing twelve month periods ended March 31, 2017 and 2016. Further information about Aimco’s leverage may be found in Supplemental Schedules 5(a) and 5(b) and in the Glossary.
Future improvement in leverage metrics is expected from earnings growth, especially as apartment communities now being redeveloped are completed, as operations for One Canal and Indigo reach stabilization, and from regularly scheduled property debt amortization funded from retained earnings. Aimco expects its Debt to EBITDA and Debt and Preferred Equity to EBITDA ratios to decrease by year end to approximately 6.0x and 6.4x, respectively.
Liquidity
Aimco’s only recourse debt at March 31, 2017 was its revolving credit facility, which Aimco uses for working capital and other short-term purposes and to secure letters of credit.
At March 31, 2017, Aimco had outstanding borrowings on its revolving credit facility of $70 million and available capacity of $519 million, after consideration of $11 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $88 million.
Aimco also held unencumbered apartment communities with an estimated fair market value of approximately $1.6 billion.
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.36 per share of Class A Common Stock for the quarter ended March 31, 2017. On an annualized basis, this represents an increase of 9% compared to the dividends paid during 2016. This dividend is payable on May 31, 2017, to stockholders of record on May 19, 2017.
2017 Outlook

($ Amounts represent Aimco Share)	SECOND QUARTER 2017

Net income per share	$0.06 to $0.10
Pro forma FFO per share	$0.56 to $0.60
AFFO per share	$0.46 to $0.50
Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, April 28, 2017 at 1:00 p.m. ET	Replay available until July 28, 2017
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 8070984	Passcode: 10104182
Live webcast and replay: www.aimco.com/investors

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Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at www.aimco.com/investors.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). These measures are defined in the Glossary in the Supplemental Information and reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 188 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Lynn Stanfield, Senior Vice President, Finance
Investor Relations 303-793-4661, investor@aimco.com

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Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of second quarter results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopments and developments; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•
Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2016, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2017	2016
REVENUES
Rental and other property revenues attributable to Real Estate	$225,228	$222,573
Rental and other property revenues of partnerships served by Asset Management business	18,562	18,908
Tax credit and transaction revenues	2,691	4,758
Total revenues	246,481	246,239

OPERATING EXPENSES
Property operating expenses attributable to Real Estate	79,626	79,431
Property operating expenses of partnerships served by Asset Management business	8,694	8,966
Investment management expenses	784	975
Depreciation and amortization	87,168	79,828
General and administrative expenses	10,682	11,935
Other expenses, net	1,738	1,570
Total operating expenses	188,692	182,705
Operating income	57,789	63,534
Interest income	2,192	1,835
Interest expense	(47,882)	(47,634)
Other, net	465	77
Income before income taxes and gain on dispositions	12,564	17,812
Income tax benefit	4,985	5,886
Income before gain on dispositions	17,549	23,698
Gain (loss) on dispositions of real estate, inclusive of tax	(394)	6,187
Net income	17,155	29,885
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(951)	(930)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,949)	(1,726)
Net income attributable to common noncontrolling interests in Aimco OP	(557)	(1,172)
Net income attributable to noncontrolling interests	(3,457)	(3,828)
Net income attributable to Aimco	13,698	26,057
Net income attributable to Aimco preferred stockholders	(2,148)	(2,757)
Net income attributable to participating securities	(59)	(77)
Net income attributable to Aimco common stockholders	$11,491	$23,223

Net income attributable to Aimco per common share – basic and diluted	$0.07	$0.15

Weighted average common shares outstanding – basic	156,259	155,791
Weighted average common shares outstanding – diluted	156,754	156,117

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Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2017	December 31, 2016
Assets
Real estate	$8,006,289	$7,931,117
Accumulated depreciation	(2,496,667)	(2,421,357)
Net real estate	5,509,622	5,509,760
Cash and cash equivalents	45,876	45,821
Restricted cash	42,604	36,405
Goodwill	38,312	38,465
Other assets	207,754	254,524
Assets of partnerships served by Asset Management business:
Real estate, net	235,549	245,648
Cash and cash equivalents	19,198	15,423
Restricted cash	30,945	33,501
Other assets	57,580	53,271
Total Assets	$6,187,440	$6,232,818

Liabilities and Equity
Non-recourse property debt secured by Aimco Real Estate communities	$3,688,258	$3,648,623
Debt issue costs	(17,804)	(18,347)
Non-recourse property debt, net	3,670,454	3,630,276
Revolving credit facility borrowings	69,700	17,930
Accrued liabilities and other	202,929	223,137
Liabilities of partnerships served by Asset Management business:
Non-recourse property debt, net	230,882	236,426
Accrued liabilities and other	58,624	58,430
Deferred income [1]	16,868	18,452
Total Liabilities	4,249,457	4,184,651

Preferred noncontrolling interests in Aimco OP	101,606	103,201
Equity:
Perpetual preferred stock	125,000	125,000
Class A Common Stock	1,570	1,569
Additional paid-in capital	4,051,645	4,051,722
Accumulated other comprehensive (loss) income	(118)	1,011
Distributions in excess of earnings	(2,489,961)	(2,385,399)
Total Aimco equity	1,688,136	1,793,903
Noncontrolling interests in consolidated real estate partnerships	153,242	151,121
Common noncontrolling interests in Aimco OP	(5,001)	(58)
Total equity	1,836,377	1,944,966
Total liabilities and equity	$6,187,440	$6,232,818

[1]
Deferred income primarily represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur. Please refer to the Glossary for information about the Asset Management business and a projection of the timing of income recognition related to the tax credit arrangements.

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Explanation of Revisions to Financial Information in Supplemental Schedules
In first quarter 2017, Aimco revised its presentation of financial information within certain of its Supplemental Schedules with the goal of providing information useful to understand the Aimco business, operations and value. Aimco’s goals in making these changes are:

•
to provide better visibility to the contribution of Aimco’s Real Estate portfolio and its Asset Management activities (each described below) to Aimco’s results of operations and its financial condition;

•	to identify Aimco share of certain financial information on a line by line basis, making it easier to calculate Aimco’s proportionate share of such information; and

•	to help estimate the fair value of communities classified as Redevelopment and Development.
Real Estate represents Aimco’s portfolio of apartment communities diversified by both price point and geography. Real Estate consists primarily of market rate apartment communities in which Aimco holds a substantial equity ownership interest, generally 100%.
Aimco also holds nominal ownership positions in a number of partnerships holding low-income housing tax credit apartment communities, generally less than 1%. Aimco provides services to these partnerships and receives fees and other payments in return. Aimco’s relationship with these partnerships is different than real estate ownership and is better described as an Asset Management business. Aimco has limited upside or downside exposure. Aimco values its Asset Management business at the present value of the future cash flows it expects to receive.
The paragraphs below explain in more detail the revisions to Aimco’s Financial Statement presentation and Supplemental Schedules.
Consolidated Statements of Operations
Aimco revised the presentation of rental and other property revenues and property operating expenses on its consolidated statements of operations to distinguish between the amounts earned by apartment communities in Aimco’s Real Estate portfolio and those earned by the partnerships served by Aimco’s Asset Management business.
Consolidated Balance Sheets
Aimco revised the presentation of assets and liabilities on its consolidated balance sheets to distinguish between the assets and liabilities of Aimco, primarily attributable to apartment communities in its Real Estate portfolio, and the assets and liabilities of consolidated partnerships served by Aimco’s Asset Management business.
Supplemental Schedule 2
Supplemental Schedule 2 has been revised to separately present the FFO and Pro forma FFO contribution from Aimco’s Real Estate portfolio and the Asset Management business.
Contribution from Real Estate consists of property net operating income, and other items of income or expense that relate to this portfolio, including property management expenses, casualty losses, interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt and interest expense related to non-recourse property debt encumbering these communities.

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Explanation of Revisions to Supplemental Schedules (continued)
Contribution from Asset Management includes: fees and other amounts paid to Aimco from the net operating income of partnerships that own low-income housing tax credit apartment communities less interest expense incurred on non-recourse property debt obligations of the partnerships; income associated with delivery of tax credits to the non-Aimco investors in the partnerships (including amounts received during the period and amounts received in previous periods); and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business).
Based on the revisions above, certain information presented for the three months ended March 31, 2016, has been reclassified as compared to the prior presentation, with no change to previously reported total FFO, Pro forma FFO or AFFO amounts.
Aimco also added to Supplemental Schedule 2 a column presenting percentages that will help readers to calculate Aimco’s proportionate share of the elements of FFO and Pro Forma FFO amounts included on this schedule, which are presented on a consolidated basis. This information is being provided in lieu of Supplemental Schedule 2(b) from Aimco’s previous supplemental presentation.
Supplemental Schedule 3
Supplemental Schedule 3 provides current and trailing four quarter property net operating information for Aimco’s consolidated Real Estate portfolio and for consolidated apartment communities that have been sold or are classified as held for sale at the end of the period. Such information is consistent with what was presented in Supplemental Schedule 3(a) in Aimco’s previous supplemental presentation.
Supplemental Schedule 4
Supplemental Schedule 4 includes information about the number of apartment homes and communities within Aimco’s Real Estate portfolio and also the number of other apartment homes and communities owned by consolidated partnerships served by Aimco’s Asset Management business. This information was presented in Supplemental Schedules 3(a) and 3(b) in Aimco’s previous supplemental presentation.
Supplemental Schedule 5
Consistent with Aimco’s revised classifications described above, Aimco has identified both the assets and liabilities of consolidated partnerships served by Aimco’s Asset Management business and has excluded from its leverage calculations the non-recourse property debt obligations of such partnerships. Such non-recourse debt has limited effect on the amounts of cash due to Aimco nor does it affect Aimco’s valuation of the Asset Management business.
Supplemental Schedule 5 includes Aimco’s leverage to EBITDA ratios, as well as disclosure of such ratios under the previous presentation (which included the non-recourse debt obligations of consolidated partnerships where Aimco provides asset management services).
Supplemental Schedule 7
The Real Estate portfolio information in Supplemental Schedule 7 has been revised for the addition of seven apartment communities with 1,239 homes consistent with Aimco’s revised portfolio classifications as described above. These communities were classified as “Affordable” in Aimco’s previous supplemental presentation. They include four communities in the Bay Area, one community in Greater Washington, DC, one community in Philadelphia, and one community in Other Markets. Two are under contract for sale. The inclusion of these communities did not have a significant effect on average revenues per apartment home for the portfolio.

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Explanation of Revisions to Supplemental Schedules (continued)
Supplemental Schedule 9
The capital additions information in Supplemental Schedule 9 has been revised consistent with Aimco’s revised portfolio classifications described above. Supplemental Schedule 9 presents capital addition information related to Aimco’s Real Estate portfolio, and no longer presents capital additions information related to apartment communities owned by consolidated partnerships served by Aimco’s Asset Management business as such amounts generally do not affect the amount of cash flow Aimco expects to receive as compensation for its services.
Supplemental Schedule 10
Supplemental Schedule 10 has been expanded to include information to assist readers in estimating the fair value of communities classified as Redevelopment and Development.

Readers of Aimco’s supplemental information are encouraged to contact Aimco’s Investor Relations team with any questions about these revisions.

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Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation
(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2017	2016
Net income attributable to Aimco common stockholders	$11,491	$23,223
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	82,881	75,296
Gain on dispositions and other, net of noncontrolling partners’ interest	(439)	(6,050)
Income tax provision related to gain on dispositions and other	1,032	195
Common noncontrolling interests in Aimco OP’s share of above adjustments	(3,850)	(3,327)
Amounts allocable to participating securities	(38)	(58)
FFO / Pro forma FFO Attributable to Aimco common stockholders	$91,077	$89,279
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(10,946)	(10,386)
AFFO Attributable to Aimco common stockholders	$80,131	$78,893

Weighted average common shares outstanding	156,259	155,791
Dilutive common share equivalents	495	326
Total shares and dilutive share equivalents	156,754	156,117

Net income attributable to Aimco per common share – diluted	$0.07	$0.15
FFO per share – diluted	$0.58	$0.57
Pro Forma FFO per share – diluted	$0.58	$0.57
AFFO per share – diluted	$0.51	$0.51

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Supplemental Schedule 2

Funds From Operations and Adjusted Funds From Operations Information			(page 1 of 2)
Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016
(consolidated amounts, in thousands) (unaudited)

		Three Months Ended
		March 31,
	2017 Aimco Share [1]	2017	2016
Real Estate [2]
Rental and other property revenues
Same Store	97%	$165,974	$160,707
Redevelopment and Development	94%	35,786	32,136
Acquisition	100%	4,875	872
Other Real Estate	102%	18,555	17,003
Total rental and other property revenues	97%	225,190	210,718
Property operating expenses
Same Store	97%	49,861	48,182
Redevelopment and Development	94%	13,139	12,191
Acquisition	100%	2,230	456
Other Real Estate	100%	7,398	7,304
Total property operating expenses	97%	72,628	68,133
Real Estate net operating income	97%	152,562	142,585

Property management expenses	99%	(5,002)	(5,190)
Casualties	99%	(1,594)	(1,782)
Other Expense, net	94%	(470)	(291)
Interest income	100%	1,721	1,588
Interest expense on non-recourse property debt	97%	(43,576)	(43,210)
FFO related to Sold and Held for Sale Real Estate	100%	(97)	7,874
Contribution from Real Estate	97%	103,544	101,574

Asset Management [3]
Net operating income of partnerships served by Asset Management business	104%	10,516	10,035
Interest expense on non-recourse property debt of partnerships	106%	(3,230)	(3,285)
FFO related to Sold and Held for Sale communities	100%	168	579
Amount available for payment of Asset Management fees	104%	7,454	7,329
Tax credit income, net	100%	2,513	4,466
Other income	71%	462	1,319
Asset management expenses	101%	(1,562)	(1,439)
Contribution from Asset Management	101%	8,867	11,675

General and administrative and investment management expenses	100%	(10,962)	(12,260)
Depreciation and amortization related to non-real estate assets	100%	(2,446)	(2,672)
Other expense, net [4]	99%	(739)	(1,141)
Interest expense on corporate line borrowings	100%	(996)	(1,002)
Historic tax credit benefit	100%	1,201	2,431
Other tax benefits, net	100%	3,841	3,445
Preferred dividends and distributions	100%	(4,097)	(4,483)
Common noncontrolling interests in Aimco OP	100%	(4,407)	(4,499)
Amounts allocated to participating securities	100%	(97)	(135)
Aimco share of amounts associated with unconsolidated partnerships	[5]	564	924
Noncontrolling interests in the above amounts	[5]	(3,196)	(4,578)
FFO / Pro Forma FFO Attributable to Aimco common stockholders		$91,077	$89,279
Capital Replacements		(11,645)	(11,091)
Noncontrolling interests share of Capital Replacements		699	705
AFFO Attributable to Aimco common stockholders		$80,131	$78,893

See the following page for footnote descriptions

14

Supplemental Schedule 2 (continued)

Funds From Operations and Adjusted Funds From Operations Information	(page 2 of 2)

[1]
Represents percentages readers may use to calculate Aimco share of the consolidated amounts presented. Aimco share of certain items may exceed 100% due to the inclusion of its share of unconsolidated partnership items, which are excluded from the consolidated amounts shown. Please refer to the discussion of Aimco Proportionate Financial Information in the Glossary for further information.

[2]
The contribution from Real Estate consists of property net operating income, and other items of income or expense that relate to this portfolio, including property management expenses, casualty losses, interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt, and interest expense related to non-recourse property debt encumbering these communities. The communities included in this portfolio are primarily market rate apartment communities.

[3]
Contribution from Asset Management includes: fees and other amounts paid to Aimco from the net operating income of partnerships that own low-income housing tax credit apartment communities less interest expense incurred on non-recourse property debt obligations of the partnerships; income associated with delivery of tax credits to the non-Aimco investors in the partnerships (including amounts received during the period and amounts received in previous periods); and other income less asset management expenses (including certain allocated offsite costs related to the operation of this business).

Aimco estimates net asset value for its Asset Management business as the present value of the future cash flows Aimco expects to receive. Following repayment of such fees and other amounts due to Aimco, residual cash flows generally accrue to the non-Aimco limited partners. A multiple of 6.0x may be applied to the annualized first quarter Contribution from Asset Management to arrive at Aimco’s estimate of net asset value, and this multiple will vary over time.

[4]	Other expense, net not allocated to Real Estate or Asset Management primarily consists of insurance expenses and certain legal costs.
[5]
Represents Aimco share of FFO and Pro forma FFO amounts of its unconsolidated communities and the noncontrolling interest partners’ share of such amounts for consolidated communities. These amounts are included in the calculated percentages shown for Aimco share of the consolidated amounts.

15

Supplemental Schedule 3(a)

Property Net Operating Income - Real Estate
As of March 31, 2017
(consolidated amounts, in thousands) (unaudited)
		Three Months Ended
	2017 Aimco Share [1]	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Rental and other property revenues
Same Store	97%	$165,974	$165,366	$165,421	$162,121	$160,707
Redevelopment and Development	94%	35,786	34,896	34,107	32,376	32,136
Acquisition	100%	4,875	4,106	1,740	948	872
Other Real Estate	102%	18,555	18,745	19,321	18,965	17,003
Total rental and other property revenues	97%	$225,190	$223,113	$220,589	$214,410	$210,718

Property operating expenses
Same Store	97%	$49,861	$46,172	$50,041	$48,696	$48,182
Redevelopment and Development	94%	13,139	12,961	13,812	13,174	12,191
Acquisition	100%	2,230	2,192	1,193	536	456
Other Real Estate	100%	7,398	7,076	7,396	7,607	7,304
Total property operating expenses	97%	$72,628	$68,401	$72,442	$70,013	$68,133

Property Net Operating Income
Same Store	97%	$116,113	$119,194	$115,380	$113,425	$112,525
Redevelopment and Development	93%	22,647	21,935	20,295	19,202	19,945
Acquisition	100%	2,645	1,914	547	412	416
Other Real Estate	104%	11,157	11,669	11,925	11,358	9,699
Total Property Net Operating Income	97%	$152,562	$154,712	$148,147	$144,397	$142,585

Property net operating income in the table above is presented on a consolidated basis, which includes 100% of consolidated real estate partnership results and excludes the results of unconsolidated real estate partnerships, which are accounted for using the equity method of accounting.

[1]
Represents percentages readers may use to calculate Aimco’s share of the consolidated amounts presented. Aimco’s share of certain items may exceed 100% due to the inclusion of its share of unconsolidated partnership items, which are excluded from the consolidated amounts shown. Please refer to the discussion of Aimco Proportionate Financial Information in the Glossary for further information.

16

Supplemental Schedule 3(b)

Property Net Operating Income - Sold and Held For Sale Communities
As of March 31, 2017
(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Sold and Held for Sale Property Net Operating Income [1]
Sold Apartment Communities:
Real Estate	$—	$2,716	$3,509	$5,532	$7,748
Asset Management	—	81	37	705	523
Held for Sale Apartment Communities [2]	261	267	260	272	244
Total Sold and Held for Sale Property Net Operating Income	$261	$3,064	$3,806	$6,509	$8,515

[1]
Property net operating income for Sold and Held for Sale communities presented above reflects consolidated, or 100%, amounts and is included in the FFO related to sold and held for sale apartment communities lines on Supplemental Schedule 2.

[2]	Includes one apartment community with 200 homes owned by a consolidated partnership served by the Asset Management business that was held for sale as of March 31, 2017.

17

Supplemental Schedule 4

Apartment Unit Summary
As of March 31, 2017
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Real Estate Portfolio:
Consolidated
Same Store	103	30,502	29,871
Redevelopment and Development	12	5,210	4,954
Acquisitions	2	578	578
Other Real Estate	20	2,741	2,692
Total Consolidated	137	39,031	38,095
Unconsolidated	4	142	72
Total Real Estate Portfolio	141	39,173	38,167

Asset Management:
Consolidated	39	6,211	n/a
Unconsolidated	7	687	n/a
Held for Sale	1	200	n/a
Total Asset Management	47	7,098	n/a

Total	188	46,271	38,167

Please refer to the Glossary for definitions of Real Estate, each of the subcategories within Real Estate, and Asset Management.

18

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of March 31, 2017
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics [1]

Debt	Consolidated	Amounts Related to Partnerships Served by Asset Management Business [2]	Aimco Amounts	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share		Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,769,959	$(165,345)	$3,604,614	$7,288	$(158,604)	$3,453,298		7.4		4.89%
Floating rate tax-exempt bonds	83,644	—	83,644	—	—	83,644		6.8		1.98%
Fixed rate tax-exempt bonds	70,024	(70,024)	—	—	—	—
Total non-recourse property debt	$3,923,627	$(235,369)	$3,688,258	$7,288	$(158,604)	$3,536,942	[3]	7.4		4.82%
Revolving credit facility borrowings	69,700	—	69,700	—	—	69,700		4.8		2.75%
Preferred Equity	226,606	—	226,606	—	—	226,606		40.0	[4]	7.22%
Total Leverage	$4,219,933	$(235,369)	$3,984,564	$7,288	$(158,604)	$3,833,248		9.2		4.92%
Cash and restricted cash	(138,622)	50,142	(88,480)	(1,902)	3,418	(86,964)
Securitization trust assets	(75,817)	—	(75,817)	—	—	(75,817)	[5]
Property debt secured by assets held for sale	4,184	(4,184)	—	—	—	—
Net Leverage	$4,009,678	$(189,411)	$3,820,267	$5,386	$(155,186)	$3,670,467

Leverage Ratios [1]
Trailing Twelve Months Ended March 31,
	2017	2016
Debt to EBITDA [6]	6.3x	6.2x
Debt and Preferred Equity to EBITDA [6]	6.7x	6.7x
EBITDA to Interest [6]	3.4x	3.4x
EBITDA to Interest and Preferred Dividends [6]	3.1x	3.0x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Fixed Charge Coverage Ratio	1.96x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]
Please refer to the Glossary for discussion of Aimco’s leverage ratios, which are computed using Aimco share of debt, as well as reconciliations of the inputs to the calculation to the nearest GAAP measures.

[2]
Aimco excludes the non-recourse property debt obligations of consolidated partnerships for whom Aimco provides asset management and other services from its net leverage calculations, because they are not Aimco’s obligations and have limited effect on the amount of fees and other payments Aimco expects to receive. This non-recourse debt begins maturing in 2020, with 25% of the balance at March 31, 2017 maturing after 2026.

[3]
Represents the carrying amount of Aimco’s debt. At March 31, 2017, Aimco’s debt had a mark-to-market liability of $81.7 million. Aimco computed the fair value of its debt utilizing a Money-Weighted Average Interest Rate on its fixed-rate property debt of 4.28%, which rate takes into account the timing of amortization and maturities, and a market rate of 3.80%, which takes into account the duration of the existing property debt using a similar lending source, the loan-to-value and coverage, as well as timing of amortization and maturities. The market rate represents a rate that may be used to estimate the fair value Aimco’s outstanding debt, not necessarily the rate at which Aimco may refinance its outstanding debt.

[4]	Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average of its total leverage assuming a 40-year maturity for its Preferred Equity.
[5]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. The subordinate positions have a face value of $100.9 million and a carrying amount of $75.8 million, and are included in other assets on the Aimco Consolidated Balance Sheet at March 31, 2017. The amount of these investments effectively reduces Aimco’s leverage.

[6]
Aimco leverage excludes non-recourse property debt obligations of consolidated partnerships for whom Aimco provides asset management and other services, as explained in Note 2 above. Were Aimco to include these non-recourse debt obligations in its leverage, Aimco’s Debt to EBITDA ratios would have been 6.5x and 6.4x and Aimco’s Debt and Preferred Equity to EBITDA ratios would have been 6.9x and 6.8x for the trailing twelve month periods ended March 31, 2017 and 2016, respectively. Similarly, were Aimco to include in its Adjusted Interest Expense, the amounts of interest on such non-recourse debt, Aimco’s EBITDA to Adjusted Interest Expense ratios would have been 3.2x and Aimco’s EBITDA to Adjusted Interest Expense and Preferred Dividends would have been 2.9x for the trailing twelve month periods ended March 31, 2017 and 2016, respectively. Further information about Aimco’s leverage ratios may be found in the Glossary.

19

Supplemental Schedule 5(b)

As of March 31, 2017
Capitalization and Financial Metrics
(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2017 2Q	$20,008	$33,323		$53,331		0.97%	5.68%
2017 3Q	19,731	38,933		58,664		1.13%	5.94%
2017 4Q	19,855	178,938		198,793		5.21%	6.23%
Total 2017	59,594	251,194		310,788		7.31%	6.11%

2018 1Q	19,081	74,869		93,950		2.18%	4.10%
2018 2Q	19,257	28,279		47,536		0.82%	5.26%
2018 3Q	19,290	—		19,290		—%	—%
2018 4Q	20,039	52,264		72,303		1.52%	4.14%
Total 2018	77,667	155,412		233,079		4.52%	4.33%

2019	73,395	480,116		553,511		13.97%	5.62%
2020	67,136	296,913		364,049		8.64%	6.13%
2021	51,805	635,258	[1]	687,063		18.49%	5.20%
2022	39,510	233,439		272,949		6.79%	4.77%
2023	25,422	123,072		148,494		3.58%	5.02%
2024	20,585	97,506		118,091		2.84%	3.37%
2025	19,386	119,278		138,664		3.47%	3.54%
2026	15,173	155,244		170,417		4.52%	3.34%
Thereafter	256,898	182,087		438,985		5.30%	3.13%
Total	$706,571	$2,729,519		$3,436,090
Securitization Trust Assets				100,852	[1]
Aimco share non-recourse property debt				$3,536,942

Preferred Equity

	Shares/Units Outstanding as of March 31, 2017	Date First Available for Redemption by Aimco	Coupon	Amount
Class A Perpetual Preferred Stock	5,000	5/17/2019	6.875%	$125,000

Preferred Partnership Units	3,825		7.634%	101,606
Total Preferred Equity			7.215%	$226,606

Common Stock, Partnership Units and Equivalents

As of
March 31, 2017
Class A Common Stock outstanding	156,396
Participating unvested restricted stock	165
Dilutive options share equivalents and non-participating unvested restricted stock	687
Total shares and dilutive share equivalents	157,248
Common Partnership Units and equivalents	7,573
Total shares, units and dilutive share equivalents	164,821

[1]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $736.1 million to $635.3 million, or 18.5% of debt outstanding at March 31, 2017.

20

Supplemental Schedule 6(a)

Same Store Operating Results
First Quarter 2017 Compared to First Quarter 2016
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	1Q 2017	1Q 2016	Growth	1Q 2017	1Q 2016	Growth	1Q 2017	1Q 2016	Growth	1Q 2017	1Q 2017	1Q 2016	1Q 2017	1Q 2016

Atlanta	5	817	817	$4,189	$3,999	4.8%	$1,689	$1,758	(3.9)%	$2,500	$2,241	11.6%	59.7%	95.7%	94.6%	$1,786	$1,725
Bay Area	7	1,328	1,328	11,466	11,137	3.0%	3,021	2,869	5.3%	8,445	8,268	2.1%	73.7%	95.8%	95.9%	3,004	2,913
Boston	12	4,173	4,173	20,062	18,922	6.0%	7,129	6,732	5.9%	12,933	12,190	6.1%	64.5%	95.5%	96.8%	1,678	1,562
Chicago	9	2,882	2,882	14,173	13,742	3.1%	4,475	4,422	1.2%	9,698	9,320	4.1%	68.4%	97.2%	96.7%	1,687	1,643
Denver	8	2,065	2,026	9,328	9,050	3.1%	2,582	2,304	12.1%	6,746	6,746	—%	72.3%	95.2%	96.3%	1,612	1,546
Greater Washington, DC	13	5,325	5,297	24,407	23,727	2.9%	7,350	7,346	0.1%	17,057	16,381	4.1%	69.9%	96.7%	95.8%	1,589	1,558
Los Angeles	12	3,826	3,420	27,160	26,494	2.5%	6,296	6,410	(1.8)%	20,864	20,084	3.9%	76.8%	95.6%	96.5%	2,768	2,676
Miami	3	873	873	5,535	5,377	2.9%	1,565	1,633	(4.2)%	3,970	3,744	6.0%	71.7%	95.9%	97.7%	2,203	2,101
Greater New York	9	496	496	4,434	4,263	4.0%	1,603	1,454	10.2%	2,831	2,809	0.8%	63.8%	95.7%	94.7%	3,115	3,025
Philadelphia	3	1,320	1,241	6,167	6,007	2.7%	2,166	2,079	4.2%	4,001	3,928	1.9%	64.9%	95.0%	95.2%	1,743	1,695
San Diego	6	2,001	2,001	11,030	10,438	5.7%	2,702	2,655	1.8%	8,328	7,783	7.0%	75.5%	96.9%	96.5%	1,896	1,802
Seattle	2	239	239	1,566	1,429	9.6%	542	514	5.4%	1,024	915	11.9%	65.4%	95.5%	96.8%	2,288	2,059
Other Markets	14	5,157	5,078	21,717	21,313	1.9%	7,252	6,917	4.8%	14,465	14,396	0.5%	66.6%	94.7%	95.5%	1,505	1,465
Total	103	30,502	29,871	$161,234	$155,898	3.4%	$48,372	$47,093	2.7%	$112,862	$108,805	3.7%	70.0%	95.8%	96.1%	$1,877	$1,810

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Same Store operating results shown above to Aimco’s measure of segment performance, Proportionate Property Net Operating Income.

21

Supplemental Schedule 6(b)

Same Store Operating Results
First Quarter 2017 Compared to Fourth Quarter 2016
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	1Q 2017	4Q 2016	Growth	1Q 2017	4Q 2016	Growth	1Q 2017	4Q 2016	Growth	1Q 2017	1Q 2017	4Q 2016	1Q 2017	4Q 2016

Atlanta	5	817	817	$4,189	$4,159	0.7%	$1,689	$1,541	9.6%	$2,500	$2,618	(4.5)%	59.7%	95.7%	95.4%	$1,786	$1,780
Bay Area	7	1,328	1,328	11,466	11,540	(0.6)%	3,021	2,600	16.2%	8,445	8,940	(5.5)%	73.7%	95.8%	96.0%	3,004	3,016
Boston	12	4,173	4,173	20,062	19,692	1.9%	7,129	6,235	14.3%	12,933	13,457	(3.9)%	64.5%	95.5%	95.5%	1,678	1,647
Chicago	9	2,882	2,882	14,173	13,936	1.7%	4,475	4,230	5.8%	9,698	9,706	(0.1)%	68.4%	97.2%	96.5%	1,687	1,671
Denver	8	2,065	2,026	9,328	9,471	(1.5)%	2,582	2,223	16.1%	6,746	7,248	(6.9)%	72.3%	95.2%	96.3%	1,612	1,617
Greater Washington, DC	13	5,325	5,297	24,407	24,265	0.6%	7,350	7,046	4.3%	17,057	17,219	(0.9)%	69.9%	96.7%	96.2%	1,589	1,588
Los Angeles	12	3,826	3,420	27,160	26,988	0.6%	6,296	6,022	4.5%	20,864	20,966	(0.5)%	76.8%	95.6%	96.1%	2,768	2,737
Miami	3	873	873	5,535	5,604	(1.2)%	1,565	1,479	5.8%	3,970	4,125	(3.8)%	71.7%	95.9%	97.4%	2,203	2,197
Greater New York	9	496	496	4,434	4,447	(0.3)%	1,603	1,448	10.7%	2,831	2,999	(5.6)%	63.8%	95.7%	96.0%	3,115	3,113
Philadelphia	3	1,320	1,241	6,167	6,174	(0.1)%	2,166	1,795	20.7%	4,001	4,379	(8.6)%	64.9%	95.0%	96.4%	1,743	1,720
San Diego	6	2,001	2,001	11,030	10,914	1.1%	2,702	2,705	(0.1)%	8,328	8,209	1.4%	75.5%	96.9%	96.7%	1,896	1,881
Seattle	2	239	239	1,566	1,575	(0.6)%	542	490	10.6%	1,024	1,085	(5.6)%	65.4%	95.5%	95.9%	2,288	2,291
Other Markets	14	5,157	5,078	21,717	21,827	(0.5)%	7,252	6,945	4.4%	14,465	14,882	(2.8)%	66.6%	94.7%	95.5%	1,505	1,500
Total	103	30,502	29,871	$161,234	$160,592	0.4%	$48,372	$44,759	8.1%	$112,862	$115,833	(2.6)%	70.0%	95.8%	96.0%	$1,877	$1,866

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Same Store operating results shown above to Aimco’s measure of segment performance, Proportionate Property Net Operating Income.

22

Supplemental Schedule 6(c)

Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	1Q 2017	% of Total	1Q 2016	$ Change	% Change
Operating expenses [1]	$20,895	43.1%	$21,116	$(221)	(1.0)%
Real estate taxes	15,849	32.8%	14,942	907	6.1%
Utilities [2]	9,602	19.9%	9,272	330	3.6%
Insurance	2,026	4.2%	1,763	263	14.9%
Total	$48,372	100.0%	$47,093	$1,279	2.7%

Sequential Comparison

	1Q 2017	% of Total	4Q 2016	$ Change	% Change
Operating expenses [1]	$20,895	43.1%	$19,816	$1,079	5.4%
Real estate taxes	15,849	32.8%	14,518	1,331	9.2%
Utilities [2]	9,602	19.9%	8,845	757	8.6%
Insurance	2,026	4.2%	1,580	446	28.2%
Total	$48,372	100.0%	$44,759	$3,613	8.1%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.
[2]
Aimco’s residents reimburse Aimco for the cost of utilities. These costs are included in rental and other property revenue on Aimco’s consolidated statements of operations. These reimbursements for March 31, 2017, March 31, 2016 and December 31, 2016 were $5.8 million, $6.1 million, and $5.4 million, respectively.

The operating expense information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment operating expenses. Please refer to the Glossary for a reconciliation of the total Same Store operating expense information shown above to Aimco’s measure of segment performance, Real Estate Proportionate Property Net Operating Income.

23

Supplemental Schedule 7(a)

Real Estate Portfolio Data by Market
First Quarter 2017 Compared to First Quarter 2016
(unaudited)

	Quarter Ended March 31, 2017					Quarter Ended March 31, 2016
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home

Atlanta	5	817	817	1.7%	$1,743	8	1,497	1,483	2.6%	$1,484
Bay Area	16	3,236	3,236	11.9%	2,841	15	2,773	2,773	10.0%	2,600
Boston	15	4,689	4,689	10.8%	1,821	15	4,689	4,689	8.8%	1,599
Chicago	10	3,246	3,246	7.3%	1,687	10	3,246	3,246	7.1%	1,642
Denver	8	2,065	2,026	4.6%	1,612	8	2,065	2,026	4.9%	1,546
Greater Washington, DC	14	5,478	5,430	11.9%	1,595	15	6,700	6,652	14.1%	1,564
Los Angeles	13	4,347	3,696	15.4%	2,841	13	4,347	3,696	15.3%	2,755
Miami	5	2,624	2,613	7.4%	2,263	5	2,579	2,568	7.6%	2,274
Greater New York	18	1,040	1,040	3.9%	3,324	18	1,040	1,040	3.9%	3,224
Philadelphia	6	3,244	3,165	6.7%	1,901	7	3,967	3,888	6.9%	1,661
San Diego	12	2,423	2,353	6.5%	1,852	12	2,423	2,353	6.2%	1,757
Seattle	2	239	239	0.7%	2,288	2	239	239	0.7%	2,059
Other Markets	17	5,725	5,617	11.2%	1,587	18	6,050	5,931	11.9%	1,536
Total [1]	141	39,173	38,167	100.0%	$1,996	146	41,615	40,584	100.0%	$1,860

[1]
Real Estate portfolio information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented. Aimco’s portfolio at March 31, 2017, included four communities owned by unconsolidated real estate partnerships. Aimco’s portfolio at March 31, 2016, included the same four communities owned by unconsolidated real estate partnerships and six apartment communities that have been sold.

24

Supplemental Schedule 7(b)

Real Estate Portfolio Data by Market
Fourth Quarter 2016 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is diversified across the largest markets in the U.S. Please refer to the Glossary for a description of Aimco Portfolio Quality Ratings. The schedule below illustrates Aimco’s Real Estate portfolio quality based on 4Q 2016 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 27 years. Please see the Glossary for further information.

	Quarter Ended December 31, 2016
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Rent per Aimco Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities
Atlanta	5	817	817	1.7%	$1,558	$984	158.3%	22
Bay Area	16	3,236	3,236	11.5%	2,633	2,644	99.6%	20
Boston	15	4,689	4,689	10.6%	1,681	2,038	82.5%	30
Chicago	10	3,246	3,246	7.2%	1,482	1,225	121.0%	22
Denver	8	2,065	2,026	4.8%	1,440	1,121	128.5%	21
Greater Washington, DC	14	5,478	5,430	11.8%	1,460	1,633	89.4%	48
Los Angeles	13	4,347	3,696	15.3%	2,628	1,687	155.8%	12
Miami	5	2,612	2,601	7.6%	2,008	1,317	152.5%	24
Greater New York	18	1,040	1,040	4.0%	3,172	3,000	105.7%	86
Philadelphia	6	3,244	3,165	6.8%	1,684	1,215	138.6%	31
San Diego	12	2,423	2,353	6.5%	1,667	1,620	102.9%	26
Seattle	2	239	239	0.7%	1,988	1,539	129.2%	3
Other Markets	17	5,725	5,617	11.5%	1,399	1,237	113.1%	27
Total	141	39,161	38,155	100.0%	$1,808	$1,619	111.7%	27

[1] The portfolio information presented above includes all Real Estate apartment communities in which Aimco held an equity interest as of March 31, 2017, which included four apartment communities owned by unconsolidated real estate partnerships.

[2] Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.
[3] 4Q 2016 per REIS.

25

Supplemental Schedule 8

Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Real Estate Disposition and Acquisition Activity

First Quarter 2017 Dispositions and Acquisitions

Aimco did not sell or acquire any apartment communities during the first quarter of 2017.

Asset Management Business Disposition Activity

First Quarter 2017 Asset Management Dispositions

One of the partnerships served by the Asset Management business sold an apartment community during the first quarter of 2017 for gross proceeds of $2.4 million.

26

Supplemental Schedule 9

Real Estate Capital Additions Information
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition. Please see the Glossary for further descriptions.

Three Months Ended March 31, 2017
Capital Additions [1]
Capital Replacements
Buildings and grounds	$6,196
Turnover capital additions	1,668
Capitalized site payroll and indirect costs	1,003
Capital Replacements	8,867
Capital Improvements	2,936
Property Upgrades	17,832
Redevelopment [2]	39,110
Development	1,390
Casualty	1,327
Total [3]	$71,462

Total apartment homes	39,031
Capital Replacements per apartment home	$227

[1]
Includes capital additions to Aimco’s Real Estate portfolio. This information is presented on a consolidated basis, which includes 100% of consolidated real estate partnership capital additions and excludes the capital additions made by unconsolidated real estate partnerships, which are accounted for using the equity method of accounting. Aimco’s share of capital additions for the three months ended March 31, 2017 included $8.6 million of Capital Replacements, $2.9 million of Capital Improvements, $17.7 million of Property Upgrades, $36.9 million of Redevelopment, $1.4 million of Development, and $1.3 million of Casualty.

[2]
Redevelopment spending in this schedule includes amounts for larger projects presented within Supplemental Schedule 10 and also includes spending related to other projects that are not presented in Supplemental Schedule 10.

[3]	For the three months ended March 31, 2017, capital additions for Aimco’s Real Estate portfolio include $1.6 million of capitalized interest costs.

27

Supplemental Schedule 10

Redevelopment and Development Portfolio												(Page 1 of 4)
As of March 31, 2017
(dollars in millions, except per home information) (unaudited)
				Number of Apartment Homes		Percentage of Completed Homes Leased	Estimated Net Investment	Inception-to-Date Net Investment			Average Revenue per Apartment Home Redeveloped or Constructed
		Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Completed				Expected Occupancy Stabilization	Expected NOI Stabilization	Prior to Investment	Stabilized	Incremental Commercial Revenue
Under Redevelopment
Bay Parc Plaza		Miami, FL	471	[1]	[1]	[1]	$16.0	$2.2	[1]	[1]	$2,036	$2,185	$0.1
Calhoun Beach Club		Minneapolis, MN	332	275	5	80%	28.7	1.1	1Q 2020	2Q 2021	2,718	3,200	—
Palazzo at Park La Brea	[2]	Los Angeles, CA	521	389	166	79%	24.5	11.7	1Q 2019	2Q 2020	3,259	3,750	—
Park Towne Place		Philadelphia, PA	948	701	468	88%	136.3	122.1	1Q 2018	2Q 2019	1,689	2,640	0.2
Saybrook Pointe	[3]	San Jose, CA	324	324	136	95%	18.3	7.3	1Q 2019	2Q 2020	2,660	2,960	—
The Sterling		Philadelphia, PA	534	534	534	86%	73.0	67.8	3Q 2017	4Q 2018	2,015	2,685	1.2
Yorktown		Lombard, IL	364	292	44	64%	25.7	9.4	3Q 2018	4Q 2019	1,577	2,160	—

In Lease-up
One Canal		Boston, MA	310	310	310	97%	195.0	192.2	1Q 2017	2Q 2018	n/a	3,865	1.1

Total			3,804	2,825	1,663		$517.5	$413.8

Aimco share of investment							$506.0	$408.3

[1]
This phase of redevelopment encompasses common area, amenity improvements and the creation of a new retail space. Approval of a second phase of redevelopment, which will include upgrades to all of the apartment homes within the community, is expected during 2017.

[2]
During first quarter, Aimco revised expected occupancy stabilization and expected NOI stabilization dates for the Palazzo at Park La Brea redevelopment to reflect Aimco’s decision to adjust deliveries in response to consumer demand.

[3]
During first quarter, Aimco approved an additional phase of the Saybrook Pointe redevelopment, with estimated net investment of $3.1 million and as a result, Aimco has increased the expected stabilized revenue per apartment home redeveloped from $2,900 to $2,960.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)				(Page 2 of 4)

Redevelopment and Development Valuation Information
(dollars in millions) (unaudited)

	Three Months Ended March 31, 2017
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment and Development Portfolio
Proportionate Property NOI [1]
Proportionate Property NOI	$1.1		$19.9	$21.0

Occupancy stabilized communities
Annualized first quarter 2017 Proportionate Property NOI	$4.5
Range of applicable NOI capitalization rates	4.40% - 4.90%	[2]

Communities under construction or in lease-up
Estimated pre-redevelopment Proportionate Property NOI	$77.6

Inception-to-date net investment - Aimco share	$408.3
Projected net operating income yield on incremental investment at stabilization	6.0%
Projected proportionate incremental stabilized property NOI	$24.5

Total estimated post redevelopment Proportionate Property NOI	$102.1

Range of applicable NOI capitalization rates	4.20% - 4.70%	[3]

[1]
The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Redevelopment and Development operating results shown above to Aimco’s measure of segment performance, Proportionate Property NOI.

[2]
Occupancy stabilized communities includes Pacifica Park, a 104 home community in the Bay Area, and Vivo, a 91 home community in Cambridge, Massachusetts. Average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2016, NOI capitalization rates for this set of communities could range from 4.40% - 4.90%.

[3]
Communities are located in high-quality submarkets in Boston, Center City Philadelphia, Chicago, Los Angeles, Miami and San Jose. Stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2016, NOI capitalization rates for this set of communities could range from 4.20% - 4.70%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s September 30, 2016 NAV Presentation on Aimco’s website at www.aimco.com/investors for additional information. The fair value of these communities could also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception to date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

29

Supplemental Schedule 10 (Continued)
Redevelopment and Development Portfolio	(Page 3 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, and excludes rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule). Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project and take into consideration factors including but not limited to: then current rent and other rental income expectations; then current market rents; and revenue achievement to date.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Net Operating Income Yield on Incremental Investment at Stabilization - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment and Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment and Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment and Development that are smaller than scope and therefore not included in Supplemental Schedule 10.

30

Supplemental Schedule 10 (Continued)

Redevelopments and Development	(Page 4 of 4)

Community	Project Summary
Bay Parc Plaza Apartments Miami, FL
The current phase of the redevelopment includes: improvements to the leasing and lobby areas; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck. The current phase of the redevelopment is expected to be completed in first quarter 2018. Approval of the second phase of the redevelopment is expected during 2017 which will include upgrades to all of the apartment homes within the community.

Calhoun Beach Club Minneapolis, MN
The community includes a 12-story building with 275 homes and 38,000 square feet of commercial and retail space on the first two floors, and a 9-story building with 57 homes that is registered as a historic building. During first quarter, Aimco commenced the initial phase of redevelopment, which includes upgrading the 275 homes and common areas with luxury finishes and creating limited access penthouse homes with an exclusive common area on the top two floors of the 12-story building.

The Palazzo at Park La Brea Los Angeles, CA
The phased redevelopment began in 2012 with completion of enhancements of the fitness center and spa in 2013. In 2014, Aimco completed the upgrade of 77 fourth floor penthouses. The current phase of the project includes the renovation of 389 apartment homes on the first three floors, or 75% of the homes in the community, and enhancements to the corridors on these floors.

The Palazzo at Park La Brea is owned through a joint venture in which Aimco has an approximate 53% interest. Aimco’s share of the estimated investment in the project is $13 million.

As Aimco evaluates the success of the project and other investment alternatives, Aimco may redevelop the remaining 55 penthouse homes.

Park Towne Place Philadelphia, PA
The redevelopment of 229 apartment homes in the South Tower, 245 apartment homes in the East Tower and the retail market have been completed. Currently, redevelopment of the 227 apartment homes in the North Tower is underway and on schedule and at cost in line with underwriting. This redevelopment is similar to the South and East Towers. During first quarter, Aimco began pre-leasing apartment homes in this tower and expects initial occupancies in the second quarter.

The estimated $136.3 million net investment for the approved phases represents a gross investment of $170.4 million, reduced by $34.1 million of historic tax credits.

As Aimco continues to evaluate the success of the project and other investment alternatives, Aimco may redevelop the final tower at the community.  The entire cost to redevelop all apartment homes in the community could be $168 to $178 million, reflecting a gross investment of $210 to $220 million reduced by $42 to $44 million of historic tax credits.

Saybrook Pointe San Jose, CA
The redevelopment includes redesigning kitchens, new flooring, and upgrading lighting fixtures within the apartment home interiors. At March 31, 2017, Aimco had completed 136 apartment homes on schedule and at a cost in line with underwriting.

The Sterling Philadelphia, PA
Aimco completed the renovation of the common areas, amenities and the ground-level retail space in 2015. In first quarter, Aimco completed the redevelopment of the apartment homes and expects to complete the second floor commercial space in second quarter 2017, on schedule and at cost consistent with underwriting. The estimated net investment for the complete project is $73 million, reflecting a gross investment of $85.8 million, reduced by $12.8 million of historic tax credits.

Yorktown Apartment Homes Lombard, IL
The redevelopment includes modernization of the common areas, expansion of the fitness center, and lobby renovation. The renovation of the apartment homes include upgraded finishes and creation of open living spaces. At March 31, 2017, Aimco had completed the amenities, the common areas and 44 of the 292 apartment homes approved for redevelopment at a cost consistent with underwriting.

31

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.
Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses do not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.
Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.
ASSET MANAGEMENT: Asset Management refers generally to the activities Aimco performs in its role as general partner in low-income housing tax credit partnerships, which are structured to provide for the pass-through of tax credits and deductions to their partners. In this role, Aimco provides asset management and other services to these partnerships and receives fees and other payments in return. To the extent the amounts due Aimco are not paid currently, the balances accrue and are satisfied from the partnerships’ future operating or liquidating cash flow. Aimco also recognizes tax credit income as the tax credits and tax deductions are delivered to the partners and is generally responsible for ensuring the underlying apartment communities comply with the requirements to earn low-income housing tax credits. Aimco has limited upside or downside exposure. Aimco values the Asset Management business at the discounted future cash flows it expects to receive.
Aimco consolidates most of these partnerships and their underlying apartment communities under GAAP. Aimco’s share of the results of operations of apartment communities in Asset Management was approximately 95% at March 31, 2017 (inclusive of unconsolidated communities) and represents cash flows from operations that are currently available to pay fees and other amounts due under the contractual agreements.
Under the tax credit agreements, Aimco will receive additional semi-annual cash contributions totaling $15.1 million through 2019. As of March 31, 2017, Aimco also had $7.4 million of unamortized deferred income related to cash contributions previously received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements.

32

	Cash Contributions To Be Received	Amortization of Deferred Tax Credit Income	Expense	Projected Income
2017 2Q - 4Q	$4,970	$3,064	$(494)	$7,540
2018	5,528	430	(314)	5,644
2019	4,559	(655)	(199)	3,705
2020	—	2,537	(121)	2,416
2021	—	1,390	(99)	1,291
Thereafter	—	1,972	(95)	1,877
Total	$15,057	$8,738	$(1,322)	$22,473
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period; therefore Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

33

FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect net income attributable to Aimco common stockholders computed in accordance with GAAP. Aimco excludes preferred equity redemption related amounts (gains or losses) from its computation of Pro forma FFO because such amounts are not representative of operating performance.
AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests) and is Aimco’s primary measure of current period performance.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance:

(dollars per share) (unaudited)	Second Quarter
2017
Net income	$0.08
Depreciation, net	0.50
Pro forma FFO	0.58
Capital Replacements, net	(0.10)
AFFO	$0.48
LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to EBITDA to be below 7.0x and the ratio of EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to EBITDA and EBITDA Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.
Aimco leverage includes Aimco share of long-term, non-recourse property debt on apartment communities in the Real Estate portfolio, outstanding borrowings on the revolving credit facility and outstanding preferred equity. Aimco leverage excludes non-recourse property debt obligations of consolidated partnerships served by the Asset Management business (described further under the Asset Management definition, above). The value of the Asset Management business is attributed to the fees paid to Aimco from the operation and liquidation of the underlying partnerships, and the non-recourse property debt obligations of the partnerships in this business are not Aimco’s obligations and have limited effect on the amount of fees and other amounts Aimco expects to receive under the contractual agreements. Aimco reconciles consolidated balances to Aimco’s leverage and the amount of such leverage attributable to its Real Estate portfolio on Supplemental Schedule 5(a).

34

ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt and revolving credit facility borrowings less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense also excludes interest expense related to non-recourse property debt obligations of consolidated partnerships served by the Asset Management business. Adjusted Interest Expense as used in the leverage ratios on Supplemental Schedule 5(a) is calculated as follows:

(in thousands) (unaudited)	Trailing Twelve Months Ended
	March 31,
	2017	2016
Interest expense computed in accordance with GAAP	$196,637	$193,800
Adjustments:
Interest expense related to non-recourse property debt obligations of consolidated partnerships served by the Asset Management business	(13,697)	(13,757)
Adjustments related to interest of consolidated and unconsolidated partnerships	(5,623)	(5,904)
Debt prepayment penalties and other non-interest items	(2,475)	(2,853)
Amortization of debt issue costs	(4,440)	(3,935)
Interest income received on securitization investment	(6,958)	(6,188)
Adjusted Interest Expense	$163,444	$161,163
DEBT TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity to (b) EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) to (b) EBITDA.
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA): EBITDA, as adjusted represents Aimco’s share of the consolidated amount of Aimco net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•
Adjusted Interest Expense, defined above, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s indebtedness with that of other companies in the real estate industry;

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preferred dividends, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

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income taxes, to allow investors to measure Aimco’s performance independent of income taxes, which may vary significantly from other companies within Aimco’s industry due to leverage and tax planning strategies, among other factors;

•
depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in the discussion of FFO, Pro forma FFO and AFFO above; and

•
other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect Aimco operations, but that are not necessarily representative of Aimco’s ability to service its debt obligations.

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A reconciliation of net income attributable to Aimco Common Stockholders to EBITDA for Aimco’s total portfolio for each of the periods presented is as follows:

(in thousands) (unaudited)	Trailing Twelve Months Ended
	March 31,
	2017	2016
Net income attributable to Aimco Common Stockholders	$405,180	$169,846
Adjustments:
Adjusted Interest Expense	163,444	161,163
Income tax benefit	(24,307)	(27,485)
Depreciation and amortization, net of noncontrolling interest	333,211	304,236
Gains on disposition and other, net of income taxes and noncontrolling partners’ interests	(367,414)	(98,821)
Preferred stock dividends	11,385	11,029
Net income attributable to noncontrolling interests in Aimco Operating Partnership	27,798	15,895
Other items, net	927	4,578
EBITDA	$550,224	$540,441
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.
Due to the diversity of its economic ownership interests in its apartment communities, Aimco evaluates the performance of the apartment communities in its Real Estate segment using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Reconciliation of the Same Store Proportionate Property NOI presented on Supplemental Schedule 6 and the Redevelopment and Development Proportionate Property NOI presented on Supplemental Schedule 10 to the Real Estate segment Proportionate Property NOI has been provided below.

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Real Estate Segment NOI Reconciliation
(in thousands)(unaudited)	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Rental and other property revenues
Same Store	$161,234	$160,592	$155,898
Redevelopment and Development	33,374	32,467	29,496
Acquisitions	4,875	4,106	872
Other Real Estate	17,492	17,202	15,798
Total Real Estate segment proportionate rental and other property revenues	$216,975	$214,367	$202,064

Property operating expenses
Same Store	$48,372	$44,759	$47,093
Redevelopment and Development	12,386	12,221	11,402
Acquisitions	2,230	2,192	456
Other Real Estate	6,475	6,030	6,296
Total Real Estate segment proportionate property operating expenses	$69,463	$65,202	$65,247

Property net operating income
Same Store	$112,862	$115,833	$108,805
Redevelopment and Development	20,988	20,246	18,094
Acquisitions	2,645	1,914	416
Other Real Estate	11,017	11,172	9,502
Total Real Estate proportionate property net operating income	$147,512	$149,165	$136,817

Proportionate Property NOI for Aimco’s Real Estate apartment communities includes ownership and other adjustments to provide comparability of results from period to period. The adjustments primarily include ownership differences between periods. As a result, Proportionate Property NOI shown above may differ from what may be computed using the information presented on Supplemental Schedule 2(a) for each category.
PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its Real Estate portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of the local market average, as “B” quality apartment communities those earning rents between 90% and 125% of the local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of the local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of the local market average.
REAL ESTATE: Real Estate represents Aimco’s portfolio of apartment communities diversified by both price point and geography. Real Estate includes predominantly market rate apartment communities and excludes those communities classified as part of Asset Management. Aimco’s Real Estate portfolio is classified into four categories, as follows:
SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2016 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.
ACQUISITION: Includes apartment communities acquired since January 1, 2016.

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REDEVELOPMENT AND DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.
OTHER REAL ESTATE: Real Estate apartment communities that do not meet the Same Store, Acquisition or Redevelopment and Development definitions.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2016, or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately for Real Estate and Asset Management, on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may also be found on Supplemental Schedule 3(b).

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